Exhibit 2.1


                                     FORM OF

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              PATHMARK STORES, INC.

                  Pathmark Stores, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

          1. The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on June 5, 1987.

          2. On June 7, 2000, the Corporation proposed a Joint Plan of Reorganization under chapter 11 of title 11, United States Code for the Corporation, SMG-II Holdings Corporation, ("SMG-II"), Supermarkets General Holdings Corporation ("Holdings"), PTK Holdings, Inc. ("PTK"), Plainbridge, Inc. ("Plainbridge") and Pathmark Risk Management Corporation ("Riskco") (the "Plan") to the holders of its then outstanding notes and debentures plus of the 11.625% subordinated notes of Holdings guaranteed by the Corporation (collectively, the "Bondholders"). The Plan was accepted by the Bondholders on July 7, 2000.

          3.      The Plan provides, among other things, for the following:

                  To cancel and terminate all notes, instruments, certificates, guaranties and other documents evidencing all existing claims against, or equity interests in, the Corporation, SMG-II, Holdings and PTK, including all common stock and preferred stock of such companies, and to exchange such notes, instruments, certificates, guaranties or other documents for 30,000,000 newly issued shares of Common Stock of the Corporation and 5,294,118 newly issued warrants of the Corporation.

                  To merge the following companies in the following order: (i) PTK with the Corporation, with the Corporation being the surviving entity, (ii) Holdings with the Corporation, with the Corporation being the surviving entity, and (iii) SMG-II with the Corporation, with the Corporation being the surviving entity. Except as otherwise provided by the Plan, all property of the Corporation, SMG-II, Holdings and PTK or their estates and any property acquired by the Corporation, SMG-II, Holdings and PTK is to vest in the Corporation.

                  To file this Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of the State of the State of Delaware in accordance with Sections 102 and 103 of the Delaware General Corporation Law.


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          4.      The Plan and this Amended and Restated Certificate of
Incorporation are to become effective on the date of implementation of the steps described in introductory clause 3 of this Amended and Restated Certificate of Incorporation.

The text of the Certificate of Incorporation of the Corporation, as amended and restated herein, is as follows:


                                    ARTICLE I

                                      Name

                  Section 1.1. Name. The name of the Corporation is Pathmark Stores, Inc.


                                   ARTICLE II

                     Registered Office and Registered Agent

                  Section 2.1. Office and Agent. The registered office of the Corporation in the State of Delaware is located at 1013 Centre Road, City of Wilmington, County of New Castle. The name and address of the Corporation's registered agent is the Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware, 19805.


                                   ARTICLE III

                               Corporate Purposes

                  Section 3.1. Purpose. The Purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV

                                  Capital Stock

                  Section 4.1. Authorized Capital. The Corporation shall have authority to issue one hundred million (100,000,000) shares of stock of the Corporation, all of which shall be common stock, par value $ 0.01 per share (the "Common Stock").

                  Section 4.2 Voting Rights. The holders of shares of Common Stock shall have the right to vote on all matters, for which shareholders of the Corporation shall be


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entitled to vote thereon at all meetings of the shareholders of the Corporation, and shall be entitled to one vote for each share of Common Stock entitled to vote at such meeting.

                  Section 4.3 Dividend Rights. The holders of shares of Common Stock shall be entitled to receive and to share equally, share for share, in dividends or distributions whether payable in cash, in property, or in securities of the Corporation, when, as, and if declared by the Board of Directors of the Corporation, out of funds legally available therefor.

                  Section 4.4 No Redemption, Conversion and Preemptive Rights. The holders of shares of Common Stock shall have no redemption, conversion or preemptive rights to purchase or subscribe for securities of the Corporation.

                  Section 4.5 Warrants. The Corporation may from time to time issue warrants to holders of Common Stock, notes or debentures of the Corporation, each time as provided under a warrant agreement between the Corporation and a warrant agent.


                                    ARTICLE V

                               Board of Directors

                  Section 5.1 Elections. Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the By-laws of the Corporation.

                  Section 5.2 Liability of Directors. To the fullest extent permitted by the General Corporation Law as currently in effect or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages and for breach of fiduciary duty as a director. No amendment, modification or repeal of this
Section 5.2 shall adversely affect any rights or protection of a director that exists at the time of such amendment, modification or repeal.


                                   ARTICLE VI

                           Power of Board of Directors

                  Section 6.1. Powers. In furtherance and not in limitation of the powers conferred by statue, the Board of Directors of the Corporation is expressly authorized:


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                  (a) To make, alter, amend or repeal the By-Laws, except as otherwise expressly provided in any By-Law made by the holders of the capital stock of the Corporation entitled to vote thereon. Any By-Law may be altered, amended or repealed by the holders of the capital stock of the Corporation entitled to vote thereon at any annual meeting or at any special meeting called for the purpose.

                  (b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

                  (c) To determine the use and disposition of any surplus and net profits of the Corporation, including the determination of the amount of working capital required, to set apart out of any of the funds of the Corporation, whether or not available for dividends, a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                  (d) To designate, by resolution passed by a majority of the entire Board of Directors, one or more committees, each consisting of one or more directors of the Corporation; provided that, so long as any securities of the Corporation are listed on any National Exchange or National Market (such as the Nasdaq National Market), the Corporation shall have an audit committee consisting of at least three Independent Directors, at least one of whom must have past employment experience in finance or accounting, with the remaining independent directors on such audit committee having understanding of the fundamental financial statements. To the extent provided in the resolution designating the committee or in the By-Laws of the Corporation, any such committee, shall, subject to the limitations prescribed by law, have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be provided in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors. For the purpose of this Section 6.1(d), an Independent Director shall mean a director who has no relationship to the Corporation that may interfere with his exercise of independence from management and the Corporation.

                  (e) To adopt such pension, retirement, deferred compensation or other employee benefit plan or provisions as may, from time to time, be approved by it, providing for pensions, retirement income, deferred compensation or other benefits for officers, directors or employees of the Corporation and of any corporation which is a subsidiary of the Corporation, or any of them, in consideration for or in recognition of the services rendered by such officers or employees or as an inducement to future efforts. No such plan or provision, which is not at the time of adoption unreasonable or unfair, shall be invalidated or in any way affected because any director shall be a beneficiary thereunder or shall vote for any plan or provision under which he may benefit.


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                  (f) To exercise, in addition to the powers and authorities hereinbefore or by law conferred upon it, any such powers and authorities and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware and of this Certificate of Incorporation and of the By-Laws of the Corporation.


                                   ARTICLE VII

                Indemnification of Directors, Officers and Others

                  Section 7.1. Indemnification by Corporation. (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.


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                  To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (a) and (b) of this Article VII, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  Any indemnification under Sections (a) and (b) of this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present and former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such Sections (a) and (b). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by the Board of Directors of the Corporation by a majority vote of a quorum (quorum shall consist of one-third of the total number of directors constituting the whole Board of Directors, but in no event shall a quorum be constituted by less than two directors) consisting of directors who were not parties to such action, suit or proceeding, or
         (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders of the Corporation.

                  Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation authorized in this Article VII. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

                  The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

                  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article VII.


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                  For purposes of this Article VII, references to "the
         Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  For purposes of this Article VII, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VII.

                  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                  ARTICLE VIII

           Reservation of Right to Amend Certificate of Incorporation

                  Section 8.1. Amendment. The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provision of this Certificate of Incorporation and all rights and powers conferred in this Certificate of Incorporation on shareholders, directors and officers are subject to this reserved power.


                                   ARTICLE IX

                                 Reorganization

                  Section 9.1. Reorganization. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its shareholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation


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or of any creditor or shareholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provision of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors, and/or of the shareholders or class of shareholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the shareholders or class of the shareholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, of this Corporation, as the case my be, and also on this Corporation.

                  IN WITNESS WHEREOF, PATHMARK STORES, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chairman and President and attested by its Secretary on the ______day of [August], 2000.


                                           PATHMARK STORES, INC.



                                           By:
                                               ---------------------------------
                                               Name:   James L. Donald
                                               Title:  Chairman, President and
                                                       Chief Executive Officer

ATTEST:



By:
   ------------------------------
    Name:   Marc A. Strassler
    Title:  Secretary